Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE:  November 10, 2009

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Month Results

Golden, Colorado — Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2009.

Net revenues for the third quarter of 2009 were $82.4 million compared to $95.8 million for the third quarter of the previous year. Net income attributable to JEI for the third quarter of 2009 was $994 thousand compared to a net loss of $899 thousand for the third quarter of the previous year.

Net revenues for the nine-month period ended September 30, 2009 were $238.2 million compared to $281.6 million for the nine-month period ended September 30, 2008.  Net income attributable to JEI for the nine-month period ended September 30, 2009 was $6.6 million compared to a net loss of $1.2 million for the same period of the previous year.

JEI will host a conference call to discuss its operating results for the third quarter and nine-month period ended September 30, 2009. The conference call will be held at 11:00 a.m. Eastern Time on Wednesday, November 11, 2009, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Wednesday, November 11, 2009, at 11:00 a.m. Eastern Time, please dial 866-223-7781 and indicate to the operator that you are calling regarding the Jacobs Entertainment conference call. Please call at least 5 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting at 2:00 p.m. Eastern Time on Wednesday, November 11, 2009. To access the replay, please dial 800-408-3053 and reference the confirmation code: 2061402. The replay will continue until Midnight Eastern Time on Wednesday, November 18, 2009.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-

Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and eight related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Total revenues	$91,862	$104,240	$264,532	$307,301
Promotional allowances	(9,453)	(8,449)	(26,334)	(25,740)
Net revenues	82,409	95,791	238,198	281,561

Costs and expenses	(75,109)	(89,858)	(212,734)	(262,253)

Operating income	7,300	5,933	25,464	19,308

Interest expense, net	(6,306)	(6,825)	(18,908)	(20,539)
Noncontrolling interest		(7)		(11)
Net income (loss) attributable to JEI	$994	$(899)	$6,556	$(1,242)

SELECTED BALANCE SHEET DATA

	September 30,	December 31,
	2009	2008

Total assets	$346,961	$344,477
Total liabilities	$317,377	$318,941
Stockholder’s equity	$29,584	$25,536

(more)

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a key component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss) attributable to JEI as reported above	$994	$(899)	$6,556	$(1,242)
Add:
Interest expense, net	6,306	6,825	18,908	20,539
Depreciation and amortization	5,389	5,016	15,919	14,939
Noncontrolling interest	—	7	—	11
EBITDA	$12,689	$10,949	$41,383	$34,247
Unrealized (gain) loss on change in fair value of investment in equity securities	(456)	—	(1,123)	4,063
Goodwill impairment	—	199	—	199
Colorado Constitutional amendment costs	—	874	—	1,080
Ohio Constitutional amendment costs	408	—	408	—
ADJUSTED EBITDA	$12,641	$12,022	$40,668	$39,589

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